EXPRESS, INC. ANNOUNCES APPOINTMENT OF TIMOTHY BAXTER AS CEO

Columbus, Ohio - May 21, 2019 - Express, Inc. (NYSE: EXPR), a leading fashion apparel retailer, today announced that the Company’s Board of Directors has appointed Timothy Baxter Chief Executive Officer, effective June 17. He will assume day-to-day leadership of the company and will also join Express’ Board of Directors.

Mr. Baxter will succeed Matthew Moellering, who has served as Interim President and Interim CEO since January 2019. Mr. Moellering will remain with Express as Executive Vice President and Chief Operating Officer.

The company’s Chairwoman of the Board, Mylle Mangum, commented, “We are thrilled to have Tim join Express. He is a seasoned retail executive and a strong merchant. Tim’s expertise in both specialty retail and department stores provides a unique perspective. He has proven public company leadership experience and a mix of skills that make us confident in his ability to return the business to growth. On behalf of the Board of Directors, we’d also like to thank Matt for his leadership during this transition and his ongoing role in the transformation of the business.”

“I am incredibly excited about the opportunity to join this iconic fashion brand and to lead Express through its next phase of revitalization and growth,” said Mr. Baxter. “I look forward to working with the team at Express, building on the company’s 40-year history of delivering great product and experiences for customers.”

Mr. Baxter was most recently Chief Executive Officer of Delta Galil Premium Brands, a group of specialty retail apparel brands. Prior to that, he spent 26 years with Macy’s, Inc. and the former May Department Stores in various roles, most recently as Macy’s Chief Merchandising Officer.

About Express, Inc.:

Express is a leading fashion destination and apparel brand for both women and men. Since 1980, Express has provided the latest apparel and accessories for work, casual, jeanswear, and going-out, offering a distinct combination of fashion and quality at an attractive value. The company operates more than 600 retail and factory outlet stores in the United States and Puerto Rico, as well as a best-in-class shopping experience through its website and mobile app. In addition, Express merchandise is available at franchise locations and online in Latin America. For more information, please visit www.express.com.
Contact:
Alysa Spittle
Express
(614) 474-4745